Exhibit 10.1

EXCHANGE AND AMENDMENT AGREEMENT

This EXCHANGE AND AMENDMENT AGREEMENT (the “Agreement”), dated as of [•], 2023, is made by and between Vinco Ventures, Inc., a Nevada corporation, with headquarters located at 24 Aspen Park Blvd., East Syracuse, NY 13057 (the “Company”), and the investor listed on the signature page attached hereto (the “Holder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the July SPA (as defined below) or July Note (as defined below), as applicable.

A. Pursuant to that certain Securities Purchase Agreement (as amended, the “July SPA”) dated as of July 22, 2021 by and between the Company and the Holder, the Company sold to the Holder a Senior Secured Convertible Note in an aggregate principal amount of $120,000,000, of which an aggregate principal amount of $19,990,000 remains outstanding as of the date hereof (as amended, the “July Note”) and warrants representing the right to acquire shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

B. Pursuant to the terms and conditions set forth herein, the Company and the Holder desire: (i) to exchange $250,000 aggregate principal amount of the July Note for an aggregate of 26,000,000 shares of Common Stock and (ii) to amend the July Note as set forth herein.

NOW THEREFORE, in consideration of the foregoing mutual premises and the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	EXCHANGE AND AMENDMENT OF JULY NOTE.

(a) Subject to the satisfaction (or waiver) of the conditions set forth in Sections 4 and 5 below, the Company and the Holder hereby agree that:

(i) on the Initial Closing Date (as defined below), the Company and the Holder shall amend the July Note as set forth in Section 1(b) below;

(ii) on the Initial Closing Date, $105,000 aggregate principal amount of the July Note shall be exchanged into 10,800,000 shares of Common Stock (the “Initial Exchange Shares”); and

(iii) on the Additional Closing Date (as defined below), $145,000 aggregate principal amount of the July Note shall be exchanged into 15,200,000 shares of Common Stock (the “Additional Exchange Shares” and together with the Initial Exchange Shares, the “Exchange Shares”).

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(b) The Company and the Holder hereby agree that Section 2 of the July Note is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“INTEREST; DEFAULT RATE. No Interest shall accrue hereunder unless and until an Event of Default (as defined in Section 4(a)) has occurred. ~~Interest on this Note shall commence accruing on March 9, 2022 at a rate of six percent (6.0%) per annum (the “6.0% Interest Rate”) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears to the record holder of this Note in cash by wire transfer of immediately available funds in accordance with the Holder’s wire instructions on the first Business Day of each Calendar Quarter following March 9, 2022 (each, an “Interest Date”), with the first Interest Date hereunder being April 1, 2022.~~ From and after the occurrence and during the continuance of any Event of Default, Interest shall accrue hereunder at a rate of eighteen percent (18.0%) per annum (the “Default Rate”~~, together with the 6.0% Interest Rate, each an “Interest Rate”~~) and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the first Business Day of the calendar month immediately succeeding the month during which an Event of Default has occurred or is continuing, as applicable (a “Default Interest Date”). Accrued and unpaid Interest, if any, shall also be payable as part of the Outstanding Amount upon any redemption or conversion hereunder occurring prior to a Default Interest Date. In the event that such Event of Default is subsequently cured or waived in writing by the Holder (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Default Interest Date), ~~the adjustment to the Interest Rate from the 6.0% Interest Rate to the Default Rate shall cease to be effective as of~~ Interest shall cease to accrue hereunder as of the calendar day immediately following the date of such cure or waiver; provided that Interest as calculated and unpaid ~~at such increased rate~~ during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.”

The Company and the Holder agree that the reference to “Default Rate” in the first paragraph of the July Note shall remain a reference to “Default Rate”.

(c) The Company and the Holder hereby agree that Section 13(p) of the July Note is hereby amended and restated as follows (strikethrough indicates deletion; bold underline indicates addition):

“Minimum Cash. The Company shall at all times maintain on deposit in the Control Account (as defined in the Securities Purchase Agreement) cash in an aggregate amount equal to not less than ~~the sum of (i)~~ $3,000,000 ~~$65,000,000, (ii) any proceeds raised by the Company, any Guarantor or any Subsidiary in one or more Subsequent Placement(s), net of reasonable fees and expenses directly incurred in connection therewith (the cash referenced in this clause (ii), the “Subsequent Placement Proceeds”) and (iii) any additional cash at any time raised or otherwise obtained by the Company, any Guarantor or any Subsidiary (the cash referenced in clauses (i), (ii) and (iii), collectively, the “Minimum Cash”); provided, however, that if (A) Stockholder Approval has been obtained, (B) the Principal Market has approved the terms of the Transaction Documents without requiring (1) any cap on the number of shares of Common Stock issuable pursuant to the terms of the Notes or the Warrants, (2) any floor to any price pursuant to which shares are issuable pursuant to the terms of the Notes or upon exercise of the Warrants or (3) any other changes to the terms of the Transaction Documents, (C) all, but not less than all, of the Underlying Securities (as defined in the Securities Purchase Agreement) are registered for resale pursuant to a Registration Statement that names the Holder as a selling shareholder and has been declared effective by the SEC and for which a prospectus has been filed that is available for use by the Holder and (D) at least $15,000,000 of additional proceeds have been deposited into the Control Account pursuant to clauses (ii) or (iii) above (the conditions set forth in clause (A), (B), (C) and (D) are collectively referred to herein as the “Exclusion Conditions”), up to $20,000,000 in the aggregate of Subsequent Placement Proceeds raised after the date of the satisfaction of the Exclusion Conditions may be excluded from the Minimum Cash; provided, further, that the Minimum Cash is not required at any time to exceed the lesser of (x) $80,000,000 and (y) the Principal outstanding at such time~~.”

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(d) The Conversion Price of the balance of the July Note that remains outstanding shall be voluntarily and irrevocably adjusted pursuant to Section 7(c) of the July Note to equal $[●]1, subject to further adjustments as provided herein and in the July Note.

(e) Notwithstanding anything to the contrary in this Agreement, but subject to the Maximum Percentage, until such portion of the July Note is exchanged pursuant to the terms of this Agreement, the July Note may be converted, in whole or in part, by the Holder into Common Stock pursuant to the terms of the July Note.

(f) To the extent that the Holder’s right to exchange any portion of the July Note pursuant to this Agreement would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to beneficial ownership of such Exchange Shares to such extent and the portion of such Exchange Shares shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Exchange Shares to the same extent as if there had been no such limitation.

2.	EXCHANGE; CLOSING.

(a) Procedure. At or before each Closing (as defined below), the Company shall credit to the balance account of the Holder with The Depository Trust Company through its Deposit / Withdrawal at Custodian system (with such DWAC Instructions set forth in column (3) on Schedule I attached hereto), the applicable Exchange Shares.

(b) Closings. The date and time of the closing (the “Initial Closing”) of the transactions specified in Sections 1(a)(i), 1(a)(ii) and 2(a) above (the “Initial Closing Date”) shall be 9:00 a.m., New York City time, on the date hereof, subject to the notification of satisfaction (or waiver) of the conditions to Closing set forth in Sections 4 and 5 hereof. The date and time of the closing (an “Additional Closing” and together with the Initial Closing, the “Closings” and each a “Closing”) of the transactions specified in Sections 1(a)(iii) and 2(a) above (an “Additional Closing Date” and together with the Initial Closing Date, the “Closing Dates” and each a “Closing Date”) shall be 9:00 a.m., New York City time, on the first (1st) Trading Day immediately following the Charter Amendment Date (as defined below). Each Closing shall occur at the offices of ________________ and may be undertaken remotely by electronic exchange of documentation.

1Include if the lowest conversion/exercise price from any of the new securities in the Private Offering is less than $1.00 and insert such price.

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(c) Buy-In. If the Company shall fail for any reason or for no reason to issue to the Holder on such Closing Date the applicable Exchange Shares by electronic delivery at the applicable balance account at DTC, and if on or after such Closing Date the Holder effects a Buy-In, then the Company shall, within two (2) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay the Buy-In Price in cash, at which point the Company’s obligation to deliver such Exchange Shares shall terminate, or (ii) promptly honor its obligation to electronically deliver to the Holder such unlegended Exchange Shares as provided above and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the date hereof and ending on the date the Company satisfies its obligations in full pursuant to this Section 2(c).

3.	REPRESENTATIONS, AGREEMENTS, WARRANTIES AND COVENANTS.

(a) Holder Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that:

(i) Authorization; Enforcement; Validity. The Holder has the power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by the Holder. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(ii) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

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(b) Company Representations, Warranties and Covenants. The Company hereby represents, warrants, agrees and covenants, as applicable, to and with the Holder that:

(i) Solvency. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors or its subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent. As used herein, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(ii) Organization and Qualification. Each of the Company and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform any of its obligations hereunder.

(iii) Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Exchange Shares in accordance with the terms hereof. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Exchange Shares, have been duly authorized by the Company’s Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(iv) Issuance of Exchange Shares. The issuance of the Exchange Shares is duly authorized and the Exchange Shares shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances with respect to the issue thereof and the shall be fully paid and nonassessable with the holder of Exchange Shares thereof being entitled to all rights accorded to a holder of Common Stock.

(v) Reservation of Shares. Notwithstanding anything to the contrary in any agreement entered into by the Company and the Holder prior to the date hereof, the Company hereby acknowledges and agrees that the 10,812,340 shares of Common Stock reserved by the Company on July 22, 2021 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction with respect to the Common Stock occurring after the date of this Agreement) are reserved for the benefit of the Holder, other than to the extent such shares have already been issued to the Holder, to be issued from time to time upon exercise and/or conversion of any outstanding warrant and/or the July Note and/or any other securities to be issued to the Holder convertible into or exchangeable or exercisable for Common Stock after the date hereof until such time as no outstanding warrants, July Notes, or any other securities to be issued to the Holder convertible into or exchangeable or exercisable for Common Stock, remain outstanding.

(vi) No Legends. The Exchange Shares shall not bear any restrictive legend and shall be freely tradable without any restrictions or limitations under applicable securities laws, rules and regulations. The exchange by the Company of the Exchange Shares for that portion of the July Note is exempt from registration under the 1933 Act.

(vii) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Exchange Shares) will not (i) result in a violation of the Company’s Articles of Incorporation or Bylaws or other organizational documents of the Company or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or the articles of association or bylaws of the Company or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of Principal Market and including all applicable foreign, federal laws, rules and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

(viii) Consents. The Company is not required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Initial Closing Date, and the Company is unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings contemplated by this Agreement. The Company is not in violation of the requirements of the Principal Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future. The issuance by the Company of the Exchange Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.

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(ix) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, which would have a material adverse effect on the Common Stock or any of the Company’s subsidiaries or any of the Company’s or its subsidiaries’ officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(x) SEC Filings. As of their respective filing dates, the Company’s filings with the SEC under the 1934 Act during the two (2) years prior to the date hereof (the “SEC Documents”), complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company represents that, as of the date hereof, no material event or circumstance has occurred which would be required to be publicly disclosed or announced on a Current Report on Form 8-K, either as of the date hereof or solely with the passage of time by the Company but which has not been so publicly announced or disclosed. As of the date hereof and as of the applicable Closing Date, other than the late filing of (i) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 filed with the SEC on May 23, 2022 and (ii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2022 and September 30, 2022, the Company satisfies the current public information requirement set forth in Rule 144(c)(1).

(xi) Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, on the first Business Day following the date this Agreement has been duly executed and delivered, in the form required by the 1934 Act, relating to the transactions contemplated by this Agreement (including, without limitation, all schedules and exhibits to this Agreement, if any, as an exhibit to such filing). From and after the filing of the 8-K Filing with the SEC, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Holder or any of its Affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, Affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates employees or agents delivers any material, non-public information to the Holder without the Holder’s express prior written consent, the Company hereby covenants and agrees that the Holder’s shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, Affiliates, employees or agents not to trade on the basis of, such material, non-public information. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

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(xii) Listing. The Company shall promptly secure the listing of all of the Exchange Shares and any capital stock of the Company issued or issuable with respect to the foregoing as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise (the “Listed Securities”) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Listed Securities. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 3(b)(xii).

(xiii) Reporting Status. Until the date on which the Holder has sold all Exchange Shares, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination.

(xiv) No Integration Actions. None of the Company, any of its Affiliates or any Person acting on behalf of the Company or such Affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the 1933 Act) that would be integrated with the issuance of the Exchange Shares in a manner that would require the registration under the 1933 Act of the issuance to the Holder or require shareholder approval under the rules and regulations of the Principal Market, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the 1933 Act or the rules and regulations of the Principal Market.

(xv) Outstanding Shares. As of the date hereof, there are 233,140,993 shares of Common Stock issued and outstanding.

(xvi) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated hereunder will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xvii) Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or any of its Subsidiaries or any other business entity or enterprise with which the Company or any Subsidiary is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law, (i) as a kickback or bribe to any Person or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

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(xviii) Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, without limitation, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (x) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (y) any regulations contained in 31 CFR, Subtitle B, Chapter V.

(xix) Acknowledgement Regarding Holder’s Trading Activity. It is understood and acknowledged by the Company that (i) following the public disclosure of the transactions contemplated by this Agreement, in accordance with the terms thereof, the Holder has not been asked by the Company or any of its Subsidiaries to agree, nor has the Holder agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including, without limitation, purchasing or selling, long and/or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any securities for any specified term; (ii) the Holder, and counterparties in “derivative” transactions to which the Holder is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to such Holder’s knowledge of the transactions contemplated by this Agreement; and (iii) the Holder shall not be deemed to have any affiliation with or control over any arm’s-length counterparty in any “derivative” transaction. The Company further understands and acknowledges that following the public disclosure of the transactions contemplated by this Agreement pursuant to the 8-K Filing the Holder may engage in hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock) and such hedging and/or trading activities (including, without limitation, the location and/or reservation of borrowable shares of Common Stock), if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement or any of the documents executed in connection herewith or therewith.

(xx) Placement Agent’s and Advisor’s Fees. The Company has not paid or incurred, and will not pay or incur, any brokerage or finder’s fees or commissions other financial advisory fees with respect to the transactions contemplated by this Agreement payable in cash.

(xxi) Stockholder Meeting. By no later than [__], 20232 (the “Stockholder Meeting Deadline”), the Company covenants to (i) file with the SEC a definitive proxy statement (the “Definitive Proxy Statement”), in the form which has been previously reviewed by the Holder and ________________, at the expense of the Company, for a special meeting of holders of capital stock entitled to vote thereon (the “Stockholder Meeting”), soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (“Stockholder Resolutions”) providing for an amendment to the Company’s Articles of Incorporation to increase the authorized shares of the Company to at least 500,000,000 shares of Common Stock (the “Authorized Share Increase”) and/or a reverse stock split of the Company’s issued and outstanding shares of Common Stock to create at least 250,000,000 authorized but unissued shares of Common Stock (the “Reverse Stock Split”, and together with the Authorized Share Increase, the “Stockholder Actions”)), (ii) use its reasonable best efforts to solicit its stockholders’ approval of such Stockholder Resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Stockholder Resolutions and (iii) call and hold the Stockholder Meeting. If, despite the Company’s reasonable best efforts, any of the Stockholder Resolutions are not approved at the Stockholder Meeting, the Company shall cause an additional Stockholder Meeting to be held every thirty (30) days thereafter until the approval of each Stockholder Resolution is obtained. The Company shall within one (1) Business Day of the Stockholder Meeting approving the Stockholder Resolutions amend its Articles of Incorporation to give effect to the Stockholder Actions (the date of such amendment, the “Charter Amendment Date”).

(xxii) Most Favored Nation. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any exchange, adjustment, amendment, conversion or repurchase of Private Offering Notes (as defined below) is or will be more favorable to such Person than those of the Holder. If, and whenever on or after the date hereof, the Company enters into any exchange, adjustment, amendment, conversion or repurchase of Private Offering Notes with terms that are materially different from the July Note, then (i) the Company shall provide written notice thereof to the Holder promptly following the occurrence thereof and (ii) the July Note shall be, without any further action by the Holder or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms; provided, that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such more favorable term, in which event the term contained in the July Note shall apply to the Holder as it was in effect immediately prior to such more favorable term as if such more favorable term never occurred with respect to the Holder. Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to this Agreement or the July Note) as the Holder may reasonably request to further effectuate the foregoing.

(xxiii) Holding Period. For the purposes of Rule 144 of the 1933 Act, the Company hereby acknowledges and agrees that notwithstanding the Holder’s participation in the Private Offering (as defined below) contemplated by the Private Offering SPA (as defined below): (i) the holding period of the Exchange Shares may be tacked onto the holding period of the July Note, (ii) the holding period of the July Note as amended hereby (and the shares of Common Stock issued pursuant to the terms of the July Note as amended hereby) may be tacked onto the holding period of the July Note and (iii) it will not to take a position contrary to this Section 3(b)(xxiii).

2NTD: Insert 60 days from the date of signing.

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4.	CONDITIONS TO ComPANY’S OBLIGATIONs hereunder.

The obligations of the Company to the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(a) The Holder shall have duly executed this Agreement and delivered the same to the Company; and

(b) The representations and warranties of the Holder shall be true and correct as of the date when made and as of such Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Holder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Holder at or prior to such Closing Date.

5.	CONDITIONS TO HOLDER’S OBLIGATIONs HEREUNDER.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder’s sole benefit and may be waived by the Holder in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed this Agreement and delivered the same to the Holder;

(b) The Company shall have credited the balance account of the Holder with The Depository Trust Company through its Deposit / Withdrawal at Custodian system (with such DWAC Instructions set forth in column (3) on Schedule I attached hereto) for the applicable Exchange Shares;

(c) The Company shall have obtained the listing of all of the Listed Securities on each Eligible Market on which the Common Stock is then listed for trading;

(d) The representations and warranties of the Company under this Agreement shall be true and correct in all respects as of the date when made and as of such Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such Closing Date;

(e) The Common Stock (i) shall be designated for quotation or listed on the Principal Market and (ii) other than pursuant to and as set forth in the Nasdaq Letter (as defined below), shall not have been suspended, as of such Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of such Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market;

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(f) Counsel for the Company shall have delivered a legal opinion to the Company’s transfer agent instructing the transfer agent to deliver the applicable Exchange Shares to the Holder’s balance account with The Depository Trust Company through its Deposit / Withdrawal at Custodian system in accordance with the provisions of Section 2(a) hereof, and the Company’s transfer agent shall have delivered the applicable Exchange Shares to such balance account;

(g) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the transactions contemplated hereby;

(h) Solely with respect to the Additional Closing, the Initial Closing shall have occurred; and

(i) Since the date hereof, no event that could be reasonably expected to cause a Material Adverse Effect shall have occurred.

6.	RELEASE FROM CONTROL ACCOUNT.

(a) Within two (2) Business Days of the later to occur of (i) the Initial Closing and (ii) the closing of the Private Offering, the Holder shall, provided there is not then an Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default, release $4,000,000 from the Control Account to the Company.

(b) As set forth in the notification received by the Company from The Nasdaq Stock Market LLC (“Nasdaq”) on January 4, 2023 (“Nasdaq Letter”), the Company is noncompliant with Nasdaq’s Listing Rules. Within two (2) Business Days of the date the Company is notified in writing by Nasdaq that it has regained full, unqualified compliance with Nasdaq’s Listing Rules (the “Nasdaq Compliance”), the Holder shall, provided there is not then an Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default, release an additional $1,000,000 from the Control Account to the Company.

(c) On the thirtieth (30th) calendar day following the Nasdaq Compliance or, if such date falls on a day that is not a Business Day, the next day that is a Business Day, the Holder shall, provided there is not then an Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default, release an additional $1,000,000 from the Control Account to the Company; provided, that the Company shall have filed with the SEC the Definitive Proxy Statement for the Stockholder Meeting.

(d) On the thirtieth (30th) calendar day following the cash release described in the immediately preceding clause (c), or, if such date falls on a day that is not a Business Day, the next day that is a Business Day, the Holder shall, provided there is not then an Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default, release an additional $1,000,000 from the Control Account to the Company.

(e) If, following such time as the aggregate principal amount outstanding of the July Note equals the amount remaining in the Control Account, the aggregate principal amount outstanding of the July Note is less than the amount remaining in the Control Account, the Holder shall, provided there is not then an Event of Default or event that with the passage of time or giving of notice would constitute an Event of Default, release from the Control Account to the Company a cash amount equal to the excess, if any, of the sum of the Principal amounts of the July Note over the cash amount remaining in the Control Account.

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(f) In no event shall any cash released from the Control Account be used by the Company to (i) pay any termination or similar fees or (ii) reimburse legal fees or expenses to any investor other than the Holder or any purchaser party to the Private Offering SPA.

(g) The parties hereto acknowledge and agree that this Section 6 supersedes any prior agreement between the Company and the Holder regarding the release of cash from the Control Account.

7.	Acknowledgement and Forbearance of Event of Default.

(a) The Company hereby acknowledges its failure to pay quarterly Interest on the July Note in the amount of $299,850 that became due and payable on October 1, 2022 (the “Specified Event of Default”) and that the Specified Event of Default would permit the Holder to, among other things, (i) demand the Company make payment to the Holder of any amount due, or to become due, under the July Note, (ii) continue to charge Interest at the Default Rate in accordance with the July Note, (iii) redeem the entire outstanding Conversion Amount of the July Note, (iv) commence any legal or other action to collect any or all of the amounts owed under the July Note from the Company or any Collateral, (v) exercise any secured creditor remedies that Holder may have, including, without limitation, by foreclosing or otherwise realizing upon any or all of the Collateral and or setting off and applying any deposits or other amounts or proceeds of Collateral to the payment of any or all of the Company’s obligations under the July Note, and (vi) take any other enforcement action or otherwise exercise any or all rights, remedies, powers and privileges provided for by any or all of the Documents or applicable law or equity (all of the foregoing, the “Remedies”).

(b) Notwithstanding the occurrence of the Specified Event of Default, effective upon the Additional Closing, the Holder hereby agrees to (i) forbear from exercising any of the Remedies, including, for the avoidance of doubt, charging additional Interest at the Default Rate, solely with respect to the Specified Event of Default and (ii) extinguish all Interest, including, for the avoidance of doubt, additional Interest at the Default Rate, owed and outstanding as of the date hereof.

8.	TERMINATION.

In the event that the Initial Closing shall not have occurred by on or before five (5) Business Days from the date hereof, other than due to the Holder’s failure to satisfy the conditions set forth in Section 4 hereof, the Holder shall have the option to terminate this Agreement at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void.

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9.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

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(e) Entire Agreement; Amendments. This Agreement shall supersede all other prior oral or written agreements among the Holder, the Company, their Affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Holder, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on the Holder and the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) three (3) Business Days after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

Vinco Ventures, Inc.
24 Aspen Park Blvd
East Syracuse, NY 13057
Telephone: (866) 900-0992
Facsimile: (908) 235-4373
Attention: Executive Chairman
E-Mail: rvanderbilt@vincoventures.com

With a copy (for informational purposes only) to:

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If to the Transfer Agent:

If to the Holder, to its address, e-mail address and facsimile number set forth on the Schedule of Holders, with copies to such Holder’s representatives as set forth on the Schedule of Holders,

with a copy (for informational purposes only) to:

or to such other address, e-mail address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change, provided that _______________ shall only be provided copies of notices sent to the lead Holder. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and, with respect to each facsimile transmission, an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Exchange Shares, except to the extent any Exchange Shares are sold in the open market.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(i) Survival. The representations, warranties and covenants of the Company and the Holder contained herein shall survive each Closing and delivery of the Exchange Shares.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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(k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(l) Fees and Expenses. The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying any such amount to ______________ (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of ______________________ delivered to the Company on or prior to each Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the transactions contemplated hereby, if any.

(m) Consent to Private Offering. Upon the due execution and delivery of the Intercreditor Agreement in the form attached hereto as Exhibit A, the Holder hereby consents to the offering of notes (the “Private Offering Notes”), Series A preferred stock and warrants of the Company (the “Private Offering”) contemplated by that certain Purchase Agreement, dated as of [__], by and among the Company and the purchasers listed on the signature pages attached thereto in the form attached hereto as Exhibit B (the “Private Offering SPA”), and all transactions contemplated thereby and, accordingly, permits the Company to enter into the Private Offering SPA, including the Form of Notes, Form of Certificate of Designation, Form of Warrant and Form of Registration Rights Agreement attached as exhibits thereto, and all transactions contemplated therein, in each case as in effect on the date hereof and without giving effect to any amendment, waiver or modification thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

COMPANY:

VINCO VENTURES, INC.

By:
Name:	Rod Vanderbilt
Title:	Executive Chairman

[Signature Page to Exchange Agreement]

IN WITNESS WHEREOF, the Holder and the Company have caused their respective signature pages to this Agreement to be duly executed as of the date first written above.

HOLDER:

HOLDER

By:
Name:
Title:

[Signature Page to Exchange Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)
Holder	Address and Facsimile Number	DWAC Instructions	Legal Representative’s Address and Facsimile Number

Exhibit A

Form of Intercreditor Agreement

Exhibit B

Form of Private Offering SPA